STAAR Surgical Company|

Investor Conference Call

May 1, 2007, 2:00 p.m. PDT

Chairperson: David Bailey, CEO

Operator:

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical First Quarter 2007 Financial Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star, followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today Tuesday, May 1st, 2007. I would now like to turn the conference over to Jennifer Beugelmans with the EVC Group. Please go ahead.

Jennifer Beugelmans:

Thank you operator, and good afternoon everyone. This is Jennifer Beugelmans with the EVC Group. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the financial results for the first quarter of 2007, which ended on March 30th.

The news release announcing the first quarter results crossed the wire this afternoon shortly after the market closed. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820 and we’ll get one to you immediately. Additionally, we have arranged for a taped replay of this call which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and remain available for seven days. The dial-in number to access the replay is 800-405-2236 or for international callers 303-590-3000. Both numbers will need a pass code of 11088663 followed by pound sign. This call is also being broadcast live and an archived replay will also be available. To access the webcast, go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events including statements about sales and the company’s beliefs about its revenues and net earnings for 2007. We caution that all statements that are not statements of historical fact are forward-looking statements including any projections of earnings, revenue, sales, cash or other financial items, and any statements regarding the following: the plans, strategies and objectives of management for future operations; expectations for success of the ICL or other products in U.S. or international markets; proposed news products and government approval of new products or services; the success of the transition to new management at Domilens; expectations regarding pending transactions; future economic conditions or performance; and statements of belief and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this call and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statement. These include our limited capital resources and limited access to financing; our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance; the willingness of surgeons and patients to adopt a new product and procedure; general economic conditions and other factors beyond our control including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

During this call, we may refer to non-GAAP financial measures we provided for the fourth quarter. The GAAP financial measures that correspond to non-GAAP financial measures as well as the reconciliation between the two appear in our annual report on Form 10-K which is available on our website.

Now I’d like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical.

David Bailey:

Thanks Jennifer and thank you all for joining us on the Q1 conference call. I’ll focus my opening remarks on the following items: top line revenue growth; international and domestic performance; actions to support the cataract turnaround in the U.S.; and the U.S. ICL rollout.

Total sales growth was 11% for the quarter, which gives a good start towards achieving another year of double-digit revenue growth in ‘07. International again led the charge growing 20% for the quarter versus Q1 ‘06. International cataract grew 11%.

Our business in Germany stabilized following recently resolved difficulties and grew 6% excluding currency in the first quarter. This was a particularly good outcome given the management change we affected at the beginning of the quarter.

Our refractive franchise continued to build strongly, growing 51% versus prior year quarter. In the first quarter of ‘07, we sold 5,100 ICL implants in international. And with the ICL alone growing 40% versus prior year quarter. The franchise is now growing organically with country and individual surgeon penetration rates building.

Let me give you some specific examples. One of our newest markets is Belgium where Ophtec with the call-ins [sp] have traditionally dominated. Over the last three years, we have worked hard to build this business from scratch with a new distributor and take market share away from Ophtec. We’ve been successful when the full year 2000 reached a 5% penetration rate versus LASIK. This now exceeds Switzerland as our most highly penetrated market.

Key to this achievement was training new users in our standard technique to insure solid outcomes. And then educating them that their business benefits overall when they establish and police a strict cutoff in their practices where they will not do LASIK above certain correction levels. To support this we encouraged them to begin to market themselves as a refractive practice versus a pure LASIK practice.

ICL as a percentage of LASIK procedures has increased over the last year in almost all of our markets. And we’re confident this will continue going forward. We now have two users in Korea who are implanting around 100 ICLs per month and have moved to now advertise ICL directly to consumers with the help and support of the distributor. The limits of LASIK concept is becoming well established in international along with the concept of a clearly defined and rigorously followed cutoff for patients.

In the U.S. we clearly have a significant growth opportunity. The key is focused on meticulous execution along with the introduction of new cataract products to revamp our offering. In this regard, I’m pleased to confirm we launched the new aspheric Collamer® three-piece lens at this year’s ASCRS, which took place over last weekend.

Aspheric lenses are taking an increasing share of the 2.9 million U.S. implant market. Ours is we believe an exceptional and unique product. Our proprietary Collamer material from which we also make our ICL and TICL has outstanding optical qualities and an in-built anti-reflective coating which produces outstanding clinical outcomes. The aspheric surface design builds on the unique material to provide an outstanding image even when the IOL de-centers — and most do.

These combined performance characteristics make it a truly unique and innovative product. The introduction along with the new CMS ruling on our toric IOL lens gives us confidence we can achieve modest growth in our U.S. cataract business for the full year.

In Q1 our cataract business was down 10% versus Q1 ‘06 but we don’t believe this is reflective of our yearly performance. Our sales force has been incentivized to focus on selling the new aspheric and the toric IOL. And all of this gives us confidence Q1 is not indicative of performance for the year. We will introduce our aspheric silicone lens over the summer and this lens will then be included in our preloaded product which we continue to expect to launch in Q1 ‘08.

During Q1, we were also very focused on the ongoing launch of the ICL in the U.S. and continue to put the pieces in place to establish this as a more routine procedure in this market. In 2006, our first year of launch, we sold 5,440 implants, which was 25% of our global unit volume last year. While the U.S. number was below market expectations, it compared quite favorably when put into context of the first year of laser launch in the U.S. where we saw approximately 6,800-7,000 procedures.

We have a huge range of doctor usage from approximately six patients per month to those who have reordered only once since certification. This is particularly interesting given the very high level of enthusiasm expressed by the doctors for the technology. We are therefore focused on building usage rates for the currently certified base of over 350 surgeons and believe we will be successful in these efforts. Systematic follow-up is the key to increased utilization rates.

We are following up all existing doctors who have been certified to encourage more routine integration into the practice. And that the doctors establish a clear cutoff versus LASIK as we’ve done in international accounts. Whatever the cutoff is, we know from our experience in international it will on average come down over time. Key to this effort is the effective utilization of our practice development resource and additional specialist refractive selling resource to cluster around and support existing users to increase implant rates.

At the same time, we continue to certify new doctors and run Phase I certification courses. We held one at the ASCRS over the weekend and had 42 attendees who are now booking dates for proctoring visits in order to get certified. What gives me confidence that the market will build in the U.S. was the outcome of our user group meeting at ASCRS. We had 115 existing users who attended and saw exciting presentations on the use of the ICL focused on outcomes, safety, and efficacy and integrating into the practice.

Of particular interest was a contra lateral study with LASIK in one eye and ICL in the other from a surgeon in Arizona. Another presentation from the Navy compared the toric ICL with PRK and clearly showed the TICL was superior on all parameters. What was particularly compelling was the driving simulation results between the two groups, which clearly showed the TICL group had a superior ability to recognize objects under low light, driving conditions.

We are moving to insure as much of this data as possible ends up in the peer review literature. Outcomes were outstanding and there was no doubt we have an excellent technology that represents good business for the doctor. One highlight of the meeting was the establishment of our OD advisory board. In the refractive sell, ODs are an essential part of the process and therefore need to be educated on the technology. They have long-term relationships with many of these patients and need to be comfortable referring them for surgery.

Education is the key and we have a solid program to meet the need led by a group of nationally known ODs. We educated them at our user group meeting and have a solid program to utilize them as trainers to help educate targeted ODs around the country. Given all of this activity, the split of sales and marketing was critical to insure the focused execution and systematic follow-up that we believe is essential to build the market.

Overall, we had an excellent ASCRS meeting. On the summary of the first day, which is presented by EyeWorld, we had headline billing with a study that compared ICL with the latest laser and flap-cutting technology, so wavefront and Intralase, in patients at or above minus 6.5 diopters, consisting of a retrospective review of 79 eyes, with at least three months of follow-up.

Dr. Neatrour at Virginia Beach in Virginia concluded from the study that phakic implants were the procedure of choice to most accurately correct myopia minus 6.5 and above and provided the best quality of vision both subjectively and objectively.

Regarding the TICL and our application for FDA approval, we responded to the clinical audit observations on April the 4th. In addition, our goal is to meet the deadline for response to the FDA questions that we received in November by the mid-May deadline.

If we cannot meet the deadline, we’ll request a short extension to get the data in. Once it’s submitted, we will wait FDA’s response and defined timelines based on that response. There’s no doubt that the TICL is an incredible product and the U.S. surgeons are keen to be able to use it. We are working hard to meet whatever requirements FDA has set as we move through the approval process.

2006 was a turning point for the company where we moved to offensive mode and began to grow the business. Q1 of ‘07 saw this continue and the year is off to a very good start. I firmly believe the pieces are in place to insure the sales growth continues and we have a clear being executed to cause it to accelerate all the time.

I’ll now hand over to Deb to discuss the financials in greater detail.

Deborah Andrews:

Thanks Dave. Good afternoon everyone. Our release this afternoon provides significant financial detail on the quarter’s progress. So my comments will be limited to specific highlights of the first quarter. We of course would be happy to answer any questions you might have about our financials during the Q&A session.

During the first quarter, we achieved the following positive year-over-year results: sales growth of 11%; gross margin improvement of 1.1 percentage points; expenses roughly equivalent to prior year before investigation costs of approximately $800,000; and a 12.4% decrease in cash used in operations. I’d like to expand on this a little further.

Sales for the first quarter were $14.9 million. This represents our fourth consecutive quarter of year-over-year sales growth and the third highest quarterly sales achieved by the company in its 25-year history. First quarter sales growth was driven by an 11% increase in cataract product sales and 53% growth in refractive product sales in international markets, resulting in total international growth of 20% year-over-year.

In the U.S., although ICL sales grew 49%, these sales were more than offset by a 10% decrease in cataract product sales resulting in an overall decrease in the U.S. of 3%.

First quarter Visian ICL sales were $3.6 million, an increase of 52% compared to $2.4 million reported for the same period of 2006 and roughly equivalent to the $3.7 million in sales achieved in the fourth quarter of 2006.

For the quarter, U.S. Visian ICL sales totaled $1.0 million and international ICL sales totaled $2.6 million. For comparative purposes, U.S. Visian ICL sales were $685,000 in the first quarter of 2006 and international ICL sales were $1.7 million.

During the first quarter of 2007, ICL sales represented 24% of total sales compared to 18% in the first quarter of 2006. Overall first quarter cataract product sales were $11 million, up 2.4% compared with $10.8 million last year and down 4.1% from the $11.5 million reported in the fourth quarter of 2006.

First quarter total cataract sales were driven by growth in the international markets particularly Germany and were partially offset by the contraction in U.S. cataract sales.

In the U.S. market, cataract sales were $3.9 million, down 10% compared with $4.4 million in the first quarter of last year. We do not believe this decrease is an indicator of 2007 results, but believe our new product introductions as well as the recent CMS ruling and other factors should allow us to achieve modest growth in U.S. cataract sales for the full year 2007.

In international markets, cataract sales grew 11% to $7.1 million in the first quarter compared with $6.4 million last year and $7 million in the fourth quarter of 2006. As we’ve mentioned, cataract sales growth in the German market was strong. And excluding the effects of currency was up 6% to $5.5 million compared with $5.2 million last year.

Profit margin was 48.9%, up from 47.8% reported in the first quarter of 2006 and up from the 43% reported in the fourth quarter of 2006. This represents the highest reported margin since the third quarter of 2004. As a reminder, fourth quarter profit margin was impacted by an obsolescence charge which negatively impacted the margin by 5.2 percentage points.

During the first quarter we used approximately $2.7 million in cash for operating activities, a 12% improvement over the first quarter of last year when we used approximately $3.1 million in cash.

We exited the first quarter with $9.2 million in cash compared with $7.9 million at the end of the fourth quarter of 2006. Included in cash at the end of the first quarter of 2007 was $4 million in proceeds from a note executed with Broadwood Capital LP on March 21st, 2007.

Our Swiss-based bank debt at the end of the first quarter of 2007 was approximately $1.8 million. Cash from international operations was used to pay off the Swiss credit facility subsequent to the end of the quarter and on April 26th, 2007, the credit facility was closed. There were no borrowings outstanding under the Wells Fargo credit line.

As of March 30th, 2007, excluding the Swiss credit facility, which was paid off on April 3rd, 2007, we had approximately $531,000 available under bank and leased lines of credit. In April 2007, we entered a new lease line of credit with Farnham Street Financial. The credit facility provides for purchases of up to $800,000 for fixed asset acquisitions.

In addition, we closed on an offering of common stock under a shelf registration filed in August 2006. In connection with the offering, we sold 3.6 million shares of common stock for net proceeds of $16,920,000. We intend to use a portion of the proceeds to repay the Broadwood note, although the timing of such repayment has not been decided.

Looking ahead, our goals for 2007 are to build increased market share for the ICL in the U.S. through focused and targeted programs; build sustainable momentum in our U.S. cataract business through the introduction of new products; and continue to achieve strong, predictable growth in the international markets for all of our products. We will continue to manage cash prudently and will be discerning about investments in sales and marketing to invest in programs that maximize return and accelerate payback. We believe these goals are achievable.

The timing of when we will become profitable and cash flow positive continues to be largely dependent upon the degree of success in meeting our objectives. We continue to believe that the global rate of adoption of the ICL and TICL will progress. But as Dave mentioned, in the U.S we continue to face the normal challenges associated with building market share for a new technology that challenges a fairly entrenched technology like LASIK.

We believe we’ve taken prudent steps in the form of our recent note and equity financing that will allow us to buffer our current cash position. And we continue to execute our growth strategy.

With that, I’d like to turn over the call to the operator for questions.

Operator:

Thank you ma’am. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. And if you’re using speaker equipment, you will need to lift the handset before making your selection. One moment please for the first question. And our first question comes from Clay Wilson with Needham & Company. Please go ahead.

Clay Wilson:

Thanks for taking my call. I appreciate it. I just had a couple questions. The Broadwood note, you’re not going to pay that off right away or will you space that out because there is dilution associated with that? I was just interested in knowing your thoughts on that?

Deborah Andrews:

Well Clay we just actually received the money from the financing I think today. And so we have a board meeting in a couple weeks to discuss the exact timing of the pay down. Obviously, you know, we don’t want to dilute unnecessarily and would expect to take action on this before the next issuance of warrants.

Clay Wilson:

Okay, thank you. And I noticed U.S. ICL — is it fair to say that for two quarters successively there’s been a decline in U.S. ICL revenues?

David Bailey:

Generally yes.

Clay Wilson:

Okay. And the surgeon training, right now I guess there are over 350 trained. Could you maybe speak to the training process and the thoughts about quarterly quotas and how that would proceed?

David Bailey:

Yeah the training process is unchanged. And we constantly get confirmation that it’s a very solid program that the surgeons enjoy. Phase I is a didactic program in the morning. And then in the afternoon, they observe live surgery. As I said in my remarks, the last course we held at the ASCRS on Thursday last week, we had 42 attendees which is really the maximum you can accommodate in the program because they need to go in and see the live surgery. So it’s very facility dependent. So the 42 was a real max number. So we were well oversubscribed.

Following that, those surgeons are then incentivized to arrange a proctoring visit for the goal of five surgeries. They’re incentivized in the form of a couple of free lenses if they get trained and proctored within a certain given time. That’s a new incentive we’ve put in place. We just want to encourage them to get on to the schedule and get their five patients together as quickly as possible.

And then our proctoring force goes out post-operative visits then goes in surgery with them. And then at the end of that, if they’ve completed the five surgeries successfully in the sense that they’ve followed our standardized surgical protocol, which is very important. That’s the crucial piece following the standardized surgical program and obtain good outcomes. Then they would go on to the certification register.

Now we do find that to get five surgeries, it sometimes takes two visits by the proctor. And in addition to that, we’re also using the proctors to go to some of the certified base and arrange additional surgical visits. Because if they haven’t done a surgery for a little while and they do have a group of patients, they sometimes want the comfort of having a proctor with them. So there’s two groups of activity there.

So the— we continue, we continue to add people. We continue to run Phase I courses. And the proctors are very busy with a breakdown between certification visits and visits that will lead to certification because we may need two to get to that certification point. And we put up the new certified doctors on our website weekly.

So that’s the program. It’s continuing well. We tend to get extremely good outcomes and a good experience for the doctor. And as I’ve said many times, many times the doctors will describe these as some of their happiest patients in terms of the quality of vision Clay.

Clay Wilson:

That’s extremely helpful. And you mentioned David that some of the— for clinicians are ordering six per unit of time and then others are only ordering one per unit of time. Can you speak to that as to why there’s that discrepancy in that range?

David Bailey:

Yeah just to clarify that, what we track is the number of implants that each surgeon purchases, pre-certification and then post-certification. And we watch that carefully because our barometer is utilization rates. There’s a wide range. Obviously we would like everybody all moving up to the top utilization. But that will come through hard work and systematic follow-through. And there’s a direct correlation really between the level of usage and how well the surgeon has integrated the procedure into his practice. And as I said at the beginning of the user group meeting, you know, it’s STAAR’s goal to help them get happy patients and in fact exceed patient expectations.

But I also asked them based on our experience and this was at the beginning of the meeting, to put in a clear and precise cutoff in the practice and to have all of the people in the practice apply that cutoff rigorously when patients come in the door. The reason for that is so as not to have ambiguity in the practice or cause confusion with the patients. Because that’s not a good situation to be in. And in general, the surgeons at the moment who are doing the procedure for us routinely and have the higher usage are those who have applied such a criteria.

Now my last comment at the user group meeting was also that I don’t mind at this stage, STAAR doesn’t mind at this stage what that cutoff is provided it provides— delivers some patients. Because we know that with routine usage the technology is so good in terms of exceeding patient expectations, what happens is that the cutoff invariably is reduced by the practice as they get more confident with the technology.

We see that in international. That’s probably the single most important action to have, a clear precise cutoff. We know it comes down over time and that’s what gives the routine usage in a practice. So when I look at that listing every Monday and we work through it, the high— the key to moving it up is a precise cutoff in the practice that’s policed in the practice that doesn’t confuse the patient. And the way we get to that is systematic clustering and follow-up with a practice to get everybody on board with integrating the technology.

Clay Wilson:

Thank you very much. I appreciate it.

Operator:

Thank you. And the next question comes from Joanne Wuensch with BMO Capital Markets. Please go ahead.

Joanne Wuensch:

Thanks very much and good afternoon.

David Bailey:

Hey Joanne.

Joanne Wuensch:

It’s interesting how well in the quarter your sales outside the United States in refractive did and how they did not so well or sluggishly in the United States. Walk me through again why you think the U.S. market is going to accelerate?

David Bailey:

We face the problem of a new technology going into an established market. The fact is at the moment all of the practices market LASIK and are LASIK driven. All of that advertising at the moment is LASIK. So the patients walk in the door asking for LASIK and have made that decision in their heads. The practice is also totally geared to sell them LASIK. And so there’s a huge bias to that.

Now we believe because we’ve seen it in international, that was the case outside the U.S. And it’s not surprising I guess in the U.S., although we probably underestimated it given the fact that there’s only really been one refractive modality for a number of years. And so the practices have to deal with the reality.

Now we believe and it’s our goal to turn them into refractive practices so that they’re ultimately marketing refractive and then choosing the right technology for the patients. That’s the best way to get happy patients, exceed patient expectations and grow the business.

To do that, there’s a couple of key steps. The first is you have to convince the doctor that he’s happy with this technology and new technology. And that it exceeds patient expectations. That’s the proctoring process. And in general Joanne, that is a very— that is very effective at achieving that objective.

Joanne Wuensch:

But what I’m trying to get into is, is why did this seem like the technology took off and was well adopted in the second and third quarter of last year and then sort of flat lined in the fourth quarter of last year and then again now?

David Bailey:

I think it took off because you have the early adopters who are the kind of pioneers, who brought some patients in mind to do the procedure on. And so although we didn’t have huge waiting lists, we generally had those people that we were booking on the proctoring list, had enough patients to do the five certification quickly and a few more. And they’ve kind of collected those over time.

So I’ve said in the past, you know, the concept of huge waiting lists was not really— wasn’t real. But the concept of the early adopters having a group of patients that they’d identified and being waiting to do was very real. And so we had a real lot of activity and usually hitting the five certification if not a few more. And those were the— that was what we saw in the early stages.

You then got to the people who hadn’t identified patients but were very interested in the technology. And they took time to identify the patients or time to set the— reset the practice once they’d done some of the patients. So I think there’s a number of factors or answers to your question Joanne, of which that’s definitely one that has been prevalent.

Now it’s interesting now that as the technology’s been out longer and the news is beginning to spread, as we talk to doctors at the meeting for example, they want to get certified more quickly and they seem to be starting to identify patients in advance, as a little waiting list in order to go through the certification.

So I’m optimistic that we’ll get the pick up. But I think the key is to reset the practices as I’ve talked about and continue to talk about cause that’s a steady and systematic process that we’ve got to go through. So I think that was definitely one of the things we saw, the early adopters having already identified patients.

Joanne Wuensch:

Okay. Has there— anything changed in your sales effort outside of the United States that would be driving 50% plus type of growth?

David Bailey:

Yeah I mean over the course of last year we added resource in terms of refractive people on the ground to work with the distributors. So we added somebody in India. We relocated somebody out to Asia. We recruited an MD in China to do the proctoring. So we’ve added sales resource. We put in a practice development person. We’ve put in an OD specialist to work with people.

So we’ve— we added over the course of last year the kind of resource that we’ve put into the U.S. Although in international, you’re working through and with the distributors. We also encouraged the distributors to invest in proctoring resource themselves. And we held meetings with them to show how profitable that could be for them in driving their business.

And the combination of those two things, our added resource and the distributors doing the same is definitely giving us traction and focus. And we’re now looking at what additional resource we might put into international in order to accelerate that process still further.

Joanne Wuensch:

Okay, very helpful. Thank you very much.

David Bailey:

Thanks Joanne.

Deborah Andrews:

Bye Joanne.

Operator:

Thank you. The next question comes from Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:

Hi David.

David Bailey:

Hey Larry. How you doing?

Larry Haimovitch:

Good, yourself? Sorry I missed you at ASCRS. I saw you several times but you were busy talking to the doctors and I felt it was important that you talk to them. So I didn’t want to bother you.

Hey congratulations on all the progress. Question I don’t want to beat the ICL to death cause of Joanne and others have asked about it, but I am also befuddled by the flatness in Q1. And I’m just wondering, I know the IOL business typically is a consignment business and revenue is not recognized on shipment but recognized on implant.

Deborah Andrews:

Right.

Larry Haimovitch:

Now I’m wondering with the ICL perhaps had different revenue recognition where you might— I know you did have some doctors that early on were pretty significant buyers of the product. And I believe that you were able to give them some sorts of discount. And I’m wondering if the revenue recognition in the ICL therefore is perhaps a little different than in the conventional cataract IOL business. Can you comment on that either Deborah or David?

Deborah Andrews:

Well we generally recognize ICL sales on shipment basically. They’re not consigned.

David Bailey:

Yeah, we don’t consign ICL at all in comparison to the cataract business.

Larry Haimovitch:

I—

Deborah Andrews:

You know we have a few doctors that have bought bulk purchases but that’s, you know, really a very few. And those are typically reserved for you know the higher volume guys. But other than that, you know that’s our revenue recognition policy. And if they— if they order a bulk— if they order in bulk or if they do a prepaid deal, they get a discount on the product.

Larry Haimovitch:

So therefore Deborah you’d probably know this better than anyone since you, you know, keep the books. Is it possible that in Q4 in fact then there was strong orders in Q4 that may have influenced Q4 sales and therefore you know made that quarter look a little bit better than it was and perhaps stole a little bit from Q1?

David Bailey:

I think— you might have had that a little bit Larry in the sense that if you’ve got an enthusiastic doctor there and a regular user, they would tend to buy at inventory. Cause they would prefer to have it on the shelf ready to go. So it massages the quarters a little bit. But I—

Deborah Andrews:

That is not though—

David Bailey:

That only has the key driver.

Deborah Andrews:

No I don’t think so.

David Bailey:

Not at this level of the—

Larry Haimovitch:

And if that’s not the key driver, you had a flat quarter and you know you guys are talking about ICL being kind of the key to the future, I think we’re all befuddled— I think that’s why you’re getting so many questions. We’re all befuddled by why it didn’t do better. I mean I understand that there was some early adoption going on, but you’ve also had— you’ve also trained a lot of doctors now. You know a lot of these doctors should be implanting and bringing home higher revenue for you. So I’m confused still I guess and suppose others may be too.

David Bailey:

Yeah Larry I— you know there is a big disconnect between the enthusiasm from the doctor, and at the moment and the units sales. And, you know, going to ASCRS all I came way with was even more of a disconnect. Their enthusiasm builds. The 115 that were at the user group meeting, tremendous enthusiasm.

So I think we just need to keep doing the things we’re doing and I firmly believe and we checked it out that we’re doing the right things, particularly working with the ODs, doing the user group meetings. So we’ll continue to work. And I think it’s key to get that cutoff in the practice. So there’s no ambiguity. The staff know where they stand. The patients know where they stand. And so there’s no confusion and worry about losing the patients.

Larry Haimovitch:

David a couple of the— a few physicians I talked to during the show about ICL who are enthusiastic said, one of the problems they encountered though is when they finally— you had said earlier that patients come in asking for LASIK. And of course we all know that’s so true. But the doctors then talk them into getting the ICL but because so many high myopes have astigmatism along with the high myopia, after they treat them for the high myopia with the ICL then they have to say, oh by the way I probably should do a laser procedure here to get rid of your hyperopia— of your astigmatism rather.

And they said it kind of is confusing to the patient and it hurts the marketing. And their point is, is that the TICL will solve that problem and really be the momentum builder for you. And that’s what you really need to get this ICL franchise really rocketing. What’s your thoughts on that?

David Bailey:

Larry, there’s no doubt that TICL is a great product. But you will also hear from doctors that they don’t always need a TICL. That many of them are comfortable with an ICL up to a certain level of astigmatism.

We had a user who presented to the sales force on Friday who categorically said that these patients actually tolerate leaving a little bit of astigmatism much better than corneal-based procedures. And one of the reasons I highlighted the fact that the ICL grew 40% in international between the two quarters was to address that very point. The ICL is still growing significantly in international even at the level of penetration that we have.

So you don’t need a TICL to be able to grow the refractive franchise. That said there’s no doubt that TICL is a fantastic product. It removes certain issues. But even when you have the TICL approved and there is a certain level of astigmatism, the doctors are going to choose an ICL. That’s what they do in international and that’s why ICL continues to grow.

So there’s this certain level of astigmatism that is tolerable, that is fine, where they wouldn’t do a second procedure. I think your point is well taken. But you can still grow the business to the kind of levels we’re seeing in international continue to see ICL grow within that. But certainly once you layer the TICL on, I think you know there’s significant opportunity. I’ve always said that TICL expands the market and will accelerate adoption.

Larry Haimovitch:

I have another question but let me jump back in queue and let some others go at it.

Operator:

Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection. One moment please. The next question comes from Mark Malcolm, private investor. Please go ahead.

Mark Malcolm:

Thank you very much. My question is a clarification on the press release regarding the April launch of the Affinity Collamer aspheric IOL. Is that for the U.S. market or for other markets?

Deborah Andrews:

U.S.

Mark Malcolm:

U.S. There— the reason I ask the question is there hadn’t been a separate press release and your website has not yet indicated the inclusion of this product. It’s a simple observation.

You also mentioned that you’re intending to have the— in the first half of the company— of 2008 to launch the first preloaded injector. I assume that the injector itself has to go through a 510k process with the FDA. You intend to do that well in advance of the introduction of getting the lens approved?

Deborah Andrews:

We intend to submit that in, you know, sufficient time in order to— I mean that’s included in that timeline.

Mark Malcolm:

The reason I ask is I know that with other vendors, they have gone with, for example, Lenstec has already had its preloaded injectors— well its injectors approved well ahead of the lenses that are intended to go in them. And I mention that because I know that you use with your German subsidiary, you sell their PMA IOLs in Germany with that in addition to your other products.

I just simple— it’s simply observing of how to get ahead of the marker of providing— of getting products to market. The reason I say this is January Mr. Bailey said that you were anticipating March to do the Collamer aspheric and April to do the silicone aspheric in the U.S. And yet we’ve had a delay to April and to sometime in the second quarter— well into the third quarter for the silicone. Is— can you comment to anything of what’s causing the delays from what you had projected just a few months ago?

David Bailey:

Well Mark what the— your first point I think was about the preloaded and a 5-10k in doing things in advance. The preloaded lens— that injector has the lens in it. So that is what you apply for approval for. So you cannot split the two up to get the injector approved before the lens. It’s a combined approval.

On the silicone aspheric, that we took a decision. It’s in the R&D pipeline. We focused on the aspheric Collamer launch. We’ve successfully launched out of the ASCRS. I’m very pleased with that. The interest was good. It’s the same aspheric design that we’ll put on the silicone. That lens then goes into the preloaded. So I think that’s a good development program.

Exact dates slip a little bit; sometimes earlier, sometimes later. I’m comfortable with the dates that we’ve currently got and with the rollouts we’re currently doing.

Deborah Andrews:

And we were, you know, we had a number of projects scheduled for, you know, that we initiated last year. And I think we worked very aggressively and you know, on the timelines to get these things launched. And you know overall I’m pleased. It made sense to us to launch this at ASCRS. And we’re pleased with, you know, where we’re headed on these projects.

Mark Malcolm:

I understand and respect that. An earlier questioner had asked about what you anticipated moving forward in terms of a proctoring rate? I didn’t hear an answer. Do you wish to address that now?

David Bailey:

The rate is at the moment, we’re really focused on using the proctoring force for two things. One is the proctoring visit to lead to certification. And if that takes two or three then that’s what we’ll do. In terms of the additional activity, we’re getting those I said in my opening remarks, we’re focusing on the 350 doctors that have already been certified as well to go back to them and then do revisits.

And until I see how that activity works over the next couple of months in terms of the revisits, then the exact number for the year I would— I’m not going to project. But I think the combination of the two is the right activity at this moment in time. What we don’t want to lose— do is lose certified doctors because they’ve— gone too long between the certification visit and a next reuse visit.

Deborah Andrews:

Right so utilization is the thing that we’re really focusing on.

Mark Malcolm:

And I well agree it— it is very important. It’s your sustained sales that count.

David Bailey:

We support that.

Mark Malcolm:

With Japan, do you have any comment about its moving toward the approval process there? You had stated before that the maximum number of Japanese docs would be 13 prior to approval. You’ve reached that level.

David Bailey:

Yes, correct. We’ve proctored 13 doctors. We’ve stopped at that number. We’re going through the approval process. I wouldn’t like to predict the Japanese approval timeline.

Mark Malcolm:

When we last spoke March 14th, you told me at that time that there were 15 to 20 Chinese doctors that were ICL certified. There are only 5 on your site or locations. You wish to update regarding that?

David Bailey:

Yeah I think we be— we can update that further. We tend to focus on the update being the U.S. surgeons. The international tends to lag because that comes through the distributors. So that will get updated.

Mark Malcolm:

Understood with that. I appreciate your answers. I’ll turn it over for someone else’s questions.

David Bailey:

Thanks very much.

Mark Malcolm:

Thank you.

Operator:

Thank you. The next question is a follow-up question from Larry Haimovitch, HMTC. Please go ahead.

Larry Haimovitch:

Regarding your latest financings between Broadview and the equity financing you just announced, I was— I’m not surprised you raised some money David. I’m surprised at the size of the offering or the amount of money you raised vis-à-vis where the stock price was. And I’m just wondering what should we— what should we interpret that to be? Is it that cash flow positive is farther off than perhaps we earlier thought? Someone had suggested to me that possibly there was some acquisition opportunities that might be out there or—? I’m just not quite sure why the financing was as large as it was.

Deborah Andrews:

We needed to make sure Larry that this financing got us through, you know, to what we believe is profitability and cash flow positive circumstances. We really believe that we need a buffer, a sufficient buffer to get us through you know toric panel or you know anything else that comes at us. And that this will— we have spent significant time, probably 80% of my time has been spent on managing cash and you know looking at financing opportunities when really my time could be much, much better spent on other parts of the business to drive you know improve— you know drive profitability and things like that.

So we felt it was important rather than— and the process is very labor-intensive process. It’s taken a lot of management’s time. It’s very expensive to go through. So you can’t, you know, so going back several times and that, you know, nobody likes that either

Larry Haimovitch:

Well I understand that. I do understand that. So what should we think of as the breakeven revenue— cash flow breakeven level for the business Deborah? You’re obviously not there.

Deborah Andrews:

$17 to $18 million.

Larry Haimovitch:

How much?

Deborah Andrews:

$17 to $18 million.

Larry Haimovitch:

So roughly $70 million give or take in sales would get you to cash flow positive?

Deborah Andrews:

Yes.

Larry Haimovitch:

Okay. And is there anything in that that’s— we should be aware of any major assumptions you’re making in that, pending a certain level or R&D a certain level? Is there anything unusual about that or is that just—?

Deborah Andrews:

You know it’s kind of steady state. I’m sorry—?

Larry Haimovitch:

No, it’s fine, go ahead.

Deborah Andrews:

It’s pretty much steady state.

Larry Haimovitch:

Okay.

David Bailey:

Yeah it’s pretty steady state on the expenditure. The key variable Larry is what I would say is the gross profit. Because it’s very sensitive to mix and we really feel we will get growing margin. So that could bring it down a little bit.

Deborah Andrews:

Yeah we have a lot of initiatives this year to improve our gross profit margin and the timing of when those projects deliver.

Larry Haimovitch:

Right.

Deborah Andrews:

You know depending on how that timing rolls out, you know, we could get to profitability faster than I anticipated.

Larry Haimovitch:

So an $18 million quarter based on where you are now would seem to be probably three or four quarters away? Is that a reasonable— kind of a reasonable scenario for us to think of?

David Bailey:

I wouldn’t give it— I wouldn’t want to give a timeline on it Larry. But you know we’re focused on what we’ve achieved. And want to keep that growth growing and get the trends right.

Larry Haimovitch:

Okay.

Deborah Andrews:

That is our objective to get there in the earliest time possible.

Larry Haimovitch:

Okay, thank you very much.

David Bailey:

Thanks Larry.

Operator:

Thank you. And our last question comes from Clay Wilson, Needham & Co. Please go ahead.

Clay Wilson:

Yes thanks I just was wondering one last thing on the ICL. Do you think that what’s going on in the United States is somewhat of a replay of some of the experiences that you had in Europe beforehand? Is this something like a play you’ve seen before? Or is it something different than what you’ve seen before?

David Bailey:

Yeah it’s very much a play that we’ve seen before with two differences. The inertia with LASIK in the U.S. market is higher than— on average is higher. And I think that stems from the fact that the practices tend to be larger, more commercial in the U.S. and have a large more extensive referral network. So the sale and the integration is a more complex one within a larger structure whereas in international, they tend to be smaller, less complex, and more individual doctor-driven with less complexity.

So getting the cutoff in, getting it implemented systematically and getting the patient build is in general probably a little bit easier. However, what I think is that once the U.S. does tip and doctors see this represents very good business for them then at that point it tips, the acceleration and we’ve seen this with other technologies should start to move forward.

It’s interesting that we’ve got a couple of people who are already starting to— and I’d like a lot more, back off on their LASIK advertising per say and they’re advertising ICL. And the consequence is that all business is growing because their LASIK is not decreasing because they’re not advertising. The patients are still coming. But the ICL is pulling additional people in.

So it is what we’ve seen before. There is probably more inertia largely cause of that complexity.

Clay Wilson:

Thank you and is the— with regard to the IOL business, cataract, is this new aspheric square-edged Collamer aspheric IOL is it the optical properties that the patient can receive from this that will differentiate this and it will help to grow the cataract business in the United States?

David Bailey:

Yeah I believe so. The Collamer material is well recognized as giving much reduced optic aberration compared to the— some of the other lenses, particularly acrylics. So there’s already a good quality of vision factor. Then on top of that, we’ve done an aspheric design which takes into account the fact the retina is curved not straight, which is what the other designs do. So that when the lens descend as you still get that aspheric effect and most IOLs de-center. So those two factors, the Collamer material and the design of the aspheric, which is quite unique, gives it excellent optical properties that are maintained even when the lens de centers slightly. And the doctors in general are very receptive to that story. It’s quite a unique one.

Clay Wilson:

Thank you very much.

David Bailey:

Thanks Clay.

Operator:

Thank you. And at this time, I’d like to turn the call back over to management for closing remarks.

David Bailey:

Okay thank you everybody for joining us. As I said earlier, I think we got off to a good start and I look forward to reporting progress as we move through the year. Thank you very much.

END